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                                     - 40 -
                                                            Exhibit (11)

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                             Quarter Ended       Nine Months Ended
                                             September 30,         September 30,
                                             1999      1998      1999       1998
                                             ----      ----      ----       ----
                                             (In millions of dollars, except share
                                                             data)

Basic:
-----

Net income                                 $     89  $    96   $    209  $    163
                                           ========  =======   ========  ========


Basic weighted average number of
   common shares outstanding
   (thousands)                               54,292   53,820     54,111    53,588

Basic per share amount                     $  1.64   $  1.79   $   3.87  $   3.04
                                           ========  =======   ========  ========


Diluted:
-------

Net income                                 $     91  $   98    $    215  $   169
                                           ========  =======   ========  =======

Weighted average number of
   common shares outstanding
   (thousands)                               54,292  53,820      54,111   53,588
Weighted average common equivalent
  shares (thousands):
     Deferred awards                             22  19              21       17
     Stock options using the average
       market price during the period       642      772            768      658
     Shares from assumed conversion
       of preferred securities               4,566   4,566        4,566    4,566
                                           --------  ------    --------  -------

Diluted weighted average number
   of common shares outstanding and
   common equivalent shares (thousands)     59,522   59,177     59,466    58,829
                                           ========= =======   ========  =========

Diluted per share amount                   $  1.53   $ 1.66     $  3.62  $  2.87
                                           ========= =======   ========  =========
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